Exhibit 99.1

Chaparral Steel Company Promotes William H. Dickert to COO

          MIDLOTHIAN, Texas, Nov. 23 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) today announced the promotion of William H. (Bill) Dickert to the position of Vice President and Chief Operating Officer.  In this capacity, Dickert will be responsible for all operational areas of the company including: Operations, Sales, Marketing, Purchasing, Logistics, and Raw Materials.

          “As head of our sales and marketing, Bill has led our efforts on being a market focused company,” said Tommy A. Valenta, President and Chief Executive Officer.  “In his new role, he will apply his experience and leadership qualities to continue to help Chaparral to effectively bridge the interests of sales and production in order to maximize shareholder value.”

          Dickert has 32 years of experience in the construction materials industry. He joined Chaparral in 2001 and before that spent 28 years at Texas Industries, Inc. in a variety of roles.  He has been active in various trade associations and has served numerous industry boards.

          Chaparral is the second largest producer of structural steel beams in North America. The company is also a significant supplier of steel bar products.  In addition, Chaparral is a leading North American recycling company.

          Cary D. Baetz
          Vice President and Treasurer
          972.779.1032
          Fax 972.779.1951
          cbaetz@chapusa.com

SOURCE  Chaparral Steel Company
          -0-                                                        11/23/2005
          /CONTACT:  Cary D. Baetz, Vice President and Treasurer of Chaparral Steel Company, +1-972-779-1032, or fax, +1-972-779-1951, or cbaetz@chapusa.com/
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          /Web site:  http://www.chapusa.com/
          (CHAP)